AMENDMENT NO. 1 TO
AGREEMENT OF SALE AND PURCHASE
between
THE TORONTO-DOMINION BANK
and
AMERITRADE HOLDING CORPORATION
dated as of October 28, 2005

AMENDMENT NO. 1 TO AGREEMENT OF SALE AND PURCHASE
     THIS AMENDMENT NO. 1 TO AGREEMENT OF SALE AND PURCHASE (as amended, supplemented, restated or otherwise modified from time to time, the “Amendment”) is entered into as of October 28, 2005 between The Toronto-Dominion Bank, a Canadian chartered bank (“TD”), and Ameritrade Holding Corporation, a Delaware corporation (“Ameritrade”). All capitalized terms not defined in this Amendment shall have the meanings given them by the Purchase Agreement (as defined below).
RECITALS
     WHEREAS, TD and Ameritrade are parties to that certain Agreement of Sale and Purchase (the “Purchase Agreement”) dated as of June 22, 2005;
     WHEREAS, it was the intent of the parties that as of the signing of the Purchase Agreement the Stock Consideration (as defined below) would represent 32% of the outstanding capital stock of Ameritrade following the closing of the Share Purchase (on a treasury method basis prior to the signing of the Agreement using the methodology agreed between TD and Ameritrade);
     WHEREAS, the Purchase Agreement currently provides that Ameritrade will purchase all of the capital of TD Waterhouse Group, Inc., a Delaware corporation (“Waterhouse”), from TD in exchange for (i) 193,600,000 shares of common stock, par value $0.01 per share, of Ameritrade (the “Stock Consideration”) and (ii) cash in the amount of $20,000;
     WHEREAS, after giving effect to the adjustments to Ameritrade’s outstanding equity awards to preserve the pre-dividend economic value of the awards contemplated by the Purchase Agreement, the Stock Consideration would not, as of the signing of the Purchase Agreement, represent 32% of the diluted shares outstanding of Ameritrade after giving effect to the issuance of the Stock Consideration;
     WHEREAS, the parties desire to amend the Purchase Agreement to increase the number of shares of Common Stock comprising the Stock Consideration by 2,700,000 shares, to 196,300,000 shares, to reflect the intent of the parties that the Stock Consideration represent, as of the signing of the Purchase Agreement and after giving effect to the issuance of the Stock Consideration in the Purchase Agreement, 32% of the diluted shares outstanding of Ameritrade; and
     WHEREAS, the parties desire to amend the Purchase Agreement in accordance with Section 7.3 of the Purchase Agreement as set forth below.
     NOW, THEREFORE, in consideration of the foregoing, and of the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Amendment to Section 1.2 (Share Exchange). Section 1.2 of the Purchase Agreement is hereby amended and restated in its entirety as follows:
     “SECTION 1.2. Share Exchange. In exchange for the shares of Waterhouse Common Stock transferred to Ameritrade at the Closing, Ameritrade shall, at the Closing, (i) issue and deliver to TD 196,300,000 validly issued, fully paid and non-assessable shares of Common Stock (the “Exchange Consideration”) and (ii) pay to TD, by bank check or wire transfer to an account designated by TD at least two Business Days prior to the Closing, cash in the amount of $20,000 (the “Cash Consideration”); provided, however, that if at any time between the date of this Agreement and the Closing Ameritrade shall pay a dividend in shares of Common Stock, subdivide, split or combine the then-outstanding shares of Common Stock or issue additional shares of Common Stock by reclassification of its shares of Common Stock, then the number of shares of Common Stock constituting the Exchange Consideration shall be the product of (x) the number of shares of Common Stock constituting the Exchange Consideration immediately prior to the occurrence of such event multiplied by (y) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares of Common Stock outstanding immediately before, the occurrence of such event, and the resulting product shall from and after the date of such event be the Exchange Consideration, subject to further adjustment in accordance with this sentence in the event of any subsequent such dividend, subdivision, split, combination or reclassification.”
     2. Continued Effect. As amended hereby, the Purchase Agreement is hereby ratified and confirmed and agreed to by all of the parties hereto and thereto and continues in full force and effect.
     3. Counterparts. This Amendment may be executed by facsimile and in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.
     4. Governing Law; Successors and Assigns. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (except to the extent that mandatory provisions of federal law are applicable) without giving effect to the principles of conflicts of law and shall be binding upon the successors and assigns of the parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers hereunto duly authorized as of the date set forth in the first paragraph hereof.

THE TORONTO-DOMINION BANK
By:	/s/ Barbara Cromb
Name: Barbara Cromb
Title: Senior Vice President

AMERITRADE HOLDING CORPORATION
By:	/s/ John R. MacDonald
Name: John R. MacDonald
Title: Executive Vice President, Chief Financial Officer and Treasurer